Exhibit 99.1

Franklin Financial reports earnings improvement

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,185,000 for the quarter ended September 30, 2013 compared to earnings of $1,747,000 for the quarter ended September 30, 2012, representing a 25.1% improvement. Net income for the first nine months of 2013 was $5,091,000 compared with $5,021,000 for the same period in 2012, an increase of 1.4%.

Diluted earnings per share were $.53 for the quarter and $1.23 for the first nine months of 2013. This compares to $.43 and $1.24 for the same periods in 2012.

“Much uncertainty with the economy remains, impacting the overall confidence of both individuals and businesses in our markets,” commented William E. Snell, Jr., President and CEO. “Business owner concerns about the effects of ObamaCare, coupled with high unemployment numbers and low real estate market valuations, have adversely impacted borrowing by both consumers and small businesses. As a result, average loan outstandings decreased 3.3% and average commercial loan outstandings have declined by 5.3% from a year ago.

“Like many community banks, we are experiencing margin compression and sluggish loan demand despite a favorable interest rate environment for borrowers. As a result, net interest income is down nearly $800,000 year-over-year, while non-interest income has been largely unchanged. Offsetting this for our company has been a reduction in the provision for loan losses. Comparatively, the 2013 provision for loan losses to date is approximately $1.6 million below last year’s provision through September 30, 2012.”

Total assets were $1.003 billion at September 30, 2013, down 5.1% compared to assets on September 30, 2012. Total deposits and repurchase agreements contracted by 2.7%, while net loans were down 4.5% over totals a year earlier. The market value of trust assets under management increased 9.8% to $560.9 million at September 30, 2013.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-six community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, Mechanicsburg, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.